Exhibit 99.1

For Immediate Release

Xplore Reports Q1’09 Results

Austin, Texas – August 14, 2008 - Xplore Technologies Corp. (OTCBB: XLRT) (“Xplore” or the “Company”), a manufacturer of award-winning rugged tablet PCs, today reported revenue of approximately $4.5 million for the three months ended June 30, 2008 as compared to approximately $7.7 million for the three months ended June 30, 2007.

Financial Results of Operations

Revenue for the three months ended June 30, 2008 and 2007 was approximately $4.5 million and approximately $7.7 million, respectively.   The decrease in revenue of 42% was attributable to a decline in unit sales of 40%.  While each quarter had one order that did account for approximately 5% of our revenue, the decrease was primarily due to a decrease in number of and revenue from large orders for the three months ended June 30, 2008 as compared to the prior period.

Mark Holleran, President and Chief Operating Officer, stated “We have been making significant investments in the development of new products that we believe will enable future revenue growth.  For example, the next generation of our iX104 tablet PC featuring, among other things, a dual core processor and what we believe is the best in class sunlight readable display is being launched within this current quarter. We have customers that have been waiting for our release of this new product.  Additionally, we leveraged the flexibility of our model to develop a customized solution that resulted in the Company’s largest single order of over $2.6 million which has been shipped this quarter ending September 30, 2008.”

Gross profit for the three months ended June 30, 2008 was approximately $1.4 million or approximately 32% of revenue as compared to approximately $2.3 million or approximately 30% of revenue for the three months ended June 30, 2007. The improvement in the gross profit percentage is attributable to component cost reductions.

Total operating expenses for the three months ended June 30, 2008 were approximately $5.5 million as compared to approximately $3.4 million for the three months ended June 30, 2007.  The increase was principally due to increases in engineering development costs associated with products under development and a one-time charge related to design changes.

For the three months ended June 30, 2008 and 2007 net loss was approximately $4.1 million ($0.06 cents per share) as compared with approximately $1.1 million ($0.02 cents per share).

About Xplore Technologies®

Xplore (www.xploretech.com) is engaged in the business of developing, integrating and marketing of rugged mobile wireless PC computing systems. The Company’s products enable the extension of traditional computing systems to a range of field and on-site personnel, regardless of location or environment. Using a range of wireless communication mediums together with the Company’s rugged computing products, the Company’s end-users are able to receive, collect, analyze, manipulate and transmit information in a variety of environments not suited to traditional non-rugged computing devices. The Company’s end-users are in markets that include utility, warehousing/logistics, public safety, field service, transportation, manufacturing, route delivery, military and homeland security.

Xplore Contact Information:

Xplore: For Media or U.S. Investor Information Contact:

Martin Janis & Company, Inc.
Beverly Jedynak
Tel: (312) 943-1100
Email:b.jedynak@janispr.com

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect Xplore’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made including those factors detailed from time to time in filings made by Xplore with securities regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Xplore does not intend and does not assume any obligation to update these forward-looking statements.

- See attachments -

XPLORE TECHNOLOGIES CORP.

Consolidated Balance Sheets

(in thousands)

	June 30, 2008	March 31, 2008
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$150	$733
Accounts receivable, net	3,020	4,936
Inventory	3,629	3,408
Prepaid expenses and other current assets	506	658
Total current assets	7,305	9,735
Fixed assets, net	760	1,094
	$8,065	$10,829
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$4,894	$4,634
Bank indebtedness	618	—
Total current liabilities	5,512	4,634

Commitments and contingencies
SHAREHOLDERS’ EQUITY:
Series A Preferred Stock, par value $0.001 per share; authorized 64,000; shares issued 63,179	63	63
Series B Preferred Stock, par value $0.001 per share; authorized 10,000; shares issued 9,489 and 9,589, respectively	9	10
Series C Preferred Stock, par value $0.001 per share; authorized 20,000; shares issued 15,274	15	15
Common Stock, par value $0.001 per share; authorized 300,000; shares issued 71,567 and 70,010, respectively	72	70
Additional paid-in capital	108,463	107,594
Accumulated deficit	(106,069)	(101,557)
Total shareholders’ equity	2,553	6,195
	$8,065	$10,829

XPLORE TECHNOLOGIES CORP.

Consolidated Statements of Loss

(in thousands, except shares and per share amounts)

	Three Months Ended
	June 30, 2008	June 30, 2007

Revenue	$4,451	$7,722
Cost of revenue	3,026	5,417
Gross profit	1,425	2,305

Expenses:
Sales, marketing and support	1,147	1,229
Product research, development and engineering	2,809	798
General administration	1,508	1,380
	5,464	3,407
Loss from operations	(4,039)	(1,102)

Other expenses:
Interest expense	(37)	(15)
Other	(27)	10
	(64)	(5)
Net loss	$(4,103)	$(1,107)
Dividends attributable to Preferred Stock	(403)	(314)
Net loss attributable to common shareholders	(4,506)	(1,421)
Loss per common share	(0.06)	(0.02)
Dividends attributable to Preferred Stock	(0.01)	—
Loss per share attributable to common shareholders., basic and fully diluted	$(0.07)	$(0.02)
Weighted average number of common shares outstanding, basic and fully diluted	70,555	64,219